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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934



          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 5, 2000


                                CT HOLDINGS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



     DELAWARE                          0-08718              75-2432011

  (STATE OR OTHER              (COMMISSION FILE NUMBER)    (IRS EMPLOYER
  JURISDICTION OF                                          IDENTIFICATION
   INCORPORATION)                                            NUMBER)


           3811 TURTLE CREEK BOULEVARD, SUITE 770, DALLAS, TEXAS 75219

               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (214) 520-9292


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ITEM 5. OTHER EVENTS

     On May 5, 2000, the registrant, CT Holdings, Inc. (the "Company"), completed a previously announced transaction whereby it acquired a significant minority interest in River Logic, Inc., a Delaware corporation formerly known as iNetze.com, Inc. The Company acquired an aggregate of approximately 5.9% of the outstanding shares of capital stock of River Logic, Inc. ("River Logic") from Robert C. Whitehair, Tim Collins, and F. Shanahan McAdoo in exchange for 333,333 shares of the Company's common stock. The Company also acquired shares of Series A Convertible Preferred Stock from River Logic in exchange for the contribution by a wholly-owned subsidiary of the Company of certain assets (the "ESRN Network"), as described below. The acquired shares of Series A Convertible Preferred Stock are convertible into shares of common stock that, upon conversion, would represent approximately 13.1% of the outstanding shares of capital stock of River Logic as of May 5, 2000. In connection with the transaction, the Company, River Logic and certain of River Logic's stockholders entered into a Stockholders Agreement providing for, among other things, restrictions on the transferability of River Logic securities, rights of first refusal and co-sale with respect to River Logic securities, and registration rights with respect to River Logic securities. The Stockholders Agreement also provides the Company with the right to appoint one member of River Logic's Board of Directors so long as the Company continues to own at least 10% of River Logic's capital stock on a fully diluted basis.

     In connection with the transaction, the Company also made two $300,000 bridge loans to River Logic that together are convertible into 800,000 shares, in the aggregate, of common stock that, upon conversion, would represent approximately 3.8% of the outstanding capital stock of River Logic as of May 5, 2000. Each of the bridge loans (i) bears interest at a rate of 12% per annum through its first anniversary and at one percent above the prime rate per annum thereafter, (ii) is secured by certain assets of River Logic, (iii) is payable upon the Company's demand and (iv) is prepayable by River Logic commencing on its third anniversary date. As a result of the transaction, the Company possesses approximately 19% (22.2% in the event the bridge loans are converted in full) of the voting power with respect to River Logic.

     The ESRN Network consists of the EBSCO School Resource Network, an educational network catering to kindergarten through 12th grade ("K-12"). The ESRN Network is designed to support school administrators, teachers, students and parents by providing them with a comprehensive set of tools and resources targeting their specific needs and is comprised of learning applications that integrate EBSCO Industries' database of content relating to K-12. The ESRN Network was acquired by a wholly-owned subsidiary of the Company from EBSCO Industries in connection with the transaction in exchange for 666,667 shares of the Company's common stock.

     The consideration paid by the Company in connection with the transaction was determined on the basis of arm's-length negotiations between the parties. In accordance with the terms of the transaction agreements, CT intends to file a resale registration statement relating to the shares of its common stock issued in connection with the transaction within 90 days of May 5, 2000. Although the Company also received an option to purchase certain additional shares of capital stock of River Logic, the Company elected not to exercise this option prior to its expiration.

         River Logic, headquartered in Beverly, Massachusetts, creates and operates integrated decision support networks for industries such as K-12 Education. In addition to K-12 education, River Logic has several other industry-specific networks in development.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS





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         (c)      Exhibits

*2.1 Asset Purchase Agreement dated as of May 5, 2000 by and between EBSCO CASIAS, Inc., iNetze.com, Inc., ESRN Acquisition, LLC and the Company. This exhibit contains a list of schedules to the exhibit, all of which have been omitted. Upon request of the Securities and Exchange Commission, the Company will furnish a copy to it supplementally.

*2.2 Asset Contribution Agreement dated as of May 5, 2000 by and between iNetze.com, Inc., ESRN Acquisition, LLC , the Company and the stockholders set forth on the signature pages attached hereto. This exhibit contains a list of schedules to the exhibit, all of which have been omitted. Upon request of the Securities and Exchange Commission, the Company will furnish a copy to it supplementally.

*2.3 Stock Purchase Agreement dated as of May 5, 2000 by and between the Company, Tim Collins, F. Shanahan McAdoo and Robert C. Whitehair.

*99.1  Press Release issued by the Company on May 9, 2000.

* Filed herewith.
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                            CT Holdings, Inc.
                            (Registrant)


                            By:      /s/ STEVEN B. SOLOMON
                                     --------------------------------------

                                     Steven B. Solomon
                                     Chief Executive Officer


Dated as of June 12, 2000




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


EXHIBIT NO.       DESCRIPTION
-----------       -----------

*2.1 Asset Purchase Agreement dated as of May 5, 2000 by and between EBSCO CASIAS, Inc., iNetze.com, Inc., ESRN
                  Acquisition, LLC and the Company. This exhibit contains a list of schedules to the exhibit, all of which have been omitted.
                  Upon request of the Securities and Exchange Commission, the Company will furnish a copy to it supplementally.

*2.2 Asset Contribution Agreement dated as of May 5, 2000 by and between iNetze.com, Inc., ESRN Acquisition, LLC , the Company and the stockholders set forth on the signature pages attached hereto. This exhibit contains a list of schedules to the exhibit, all of which have been omitted. Upon request of the Securities and Exchange Commission, the Company will furnish a copy to it supplementally.

*2.3 Stock Purchase Agreement dated as of May 5, 2000 by and between the Company, Tim Collins, F. Shanahan McAdoo and
                  Robert C. Whitehair.


*99.1             Press Release issued by the Company on May 9, 2000.

* Filed herewith.